                                                                    EXHIBIT 4(G)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ORGANIZATION CERTIFICATE
                                       OF
                      GENERAL ELECTRIC CAPITAL CORPORATION
                     UNDER SECTION 8005 OF THE BANKING LAW


     We, the undersigned, James A. Parke and Nancy E. Barton, being respectively the Senior Vice President, Finance and the Secretary of General Electric Capital Corporation, do hereby certify and set forth:

          1. The name of this corporation is General Electric Capital Corporation. The name under which the corporation was formed was General Electric Credit Corporation.

          2. The Organization Certificate of General Electric Capital Corporation was filed by the Superintendent of Banks of the State of New York on the 6th day of October, 1943, and in the office of the Clerk of New York County on the 21st day of October, 1943. A Restated Organization Certificate was filed by the Superintendent of Banks of the State of New York on the 28th day of November, 1988 (hereinafter, the "Restated Organization Certificate"), and Certificates of Amendment of the Organization Certificate were filed by the Superintendent of Banks of the State of New York on the 21st day of December, 1988, the 22nd day of December, 1989, the 28th day of September, 1990, the 18th day of October, 1990, the 14th day of November, 1990, the 6th day of December, 1990, the 21st day of April, 1995, the 11th day of May, 1995, the 28th day of June, 1995, the 17th day of July, 1995, and the 1st day of November, 1995 (hereinafter collectively referred to as the "Certificates of Amendment"). The Restated Organization Certificate as so amended by the Certificates of Amendment is hereinafter referred to as the "Organization Certificate".

          3. Paragraph Third of the Organization Certificate, which article relates to the capital stock of this corporation, is amended so as to (a) increase the number of authorized shares of Variable Cumulative Preferred Stock from 18,000 shares to 23,000 shares and (b) increase the maximum aggregate redemption price of all shares of all series of Variable Cumulative Preferred Stock from $2,300,000,000 to $2,800,000,000, by substituting in Paragraph Third in both places at which the words "Eighteen Thousand (18,000)" appear, the words "Twenty-Three Thousand (23,000)" and by substituting in Part A of Section Eight of Subparagraph (c) of Paragraph Third the words "Two Billion Eight Hundred Million Dollars ($2,800,000,000)" in place of the words "Two Billion Three Hundred Million Dollars ($2,300,000,000)".
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                                                                              2

          4. Paragraph Third of the Organization Certificate is further amended so as to (a) delete the words "the Business Day next preceding" in the fifth line of Part H of Section Four of Subparagraph (c) of Paragraph Third and (b) to replace the words "the next Business Day" in the eighth line of Part H of Section Four of Subparagraph (c) of Paragraph Third with "such Dividend Payment Day."

          5. Paragraph Third of the Organization Certificate is further amended so as to replace the second sentence of Part J of Section Four of Subparagraph (c) of Paragraph Third with the following:

                    During any Dividend Period of two (2) years or longer, the amount of dividends per share accumulated on each share of Variable Cumulative Preferred Stock shall be computed by multiplying the Dividend Rate for each year in such Dividend Period by a fraction the numerator of which is the actual number of days in such year (provided that if such year is the last year of such Dividend Period the last day of such year shall be excluded) and the denominator of which shall be three hundred sixty (360) and multiplying one hundred thousand dollars ($100,000) by the rate obtained.

          6. Paragraph Third of the Organization Certificate is further amended so as to add as a new first sentence to Subpart (6) of Part B of Section 5 of Subparagraph (c) of Paragraph Third the following:

                    Separate Auctions for more than one series of Variable
               Cumulative Preferred Stock may be held on any Auction Date.

          7. The foregoing amendments of Paragraph Third of the Organization Certificate were authorized by a resolution of the Board of Directors adopted at a meeting duly called and held on the 26th day of September, 1996 and by consent of the sole common stockholder of the corporation.
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     IN WITNESS WHEREOF, this Certificate has been signed this 26th day of
September, 1996.



                              /s/ JAMES A. PARKE
                              James A. Parke
                              Senior Vice President - Finance


                              /s/ NANCY E. BARTON
                              Nancy E. Barton
                              Secretary

STATE OF CONNECTICUT )
                     ) S.S.:
COUNTY OF FAIRFIELD  )



James A. Parke and Nancy E. Barton, being duly and severally sworn, respectively deposes and says: that the said James A. Parke is the Senior Vice President, Finance, and that the said Nancy E. Barton is the Secretary, of General Electric Capital Corporation, the corporation executing the foregoing instrument; that they have read the same and that the statements contained therein are true and that they have been authorized to execute and file the foregoing Certificate of Amendment by resolutions of the Board of Directors adopted at a Directors' meeting duly called and held on the 26th day of September, 1996.



                              /s/ JAMES A. PARKE
                              James A. Parke
                              Senior Vice President, Finance


                              /s/ NANCY E. BARTON
                              Nancy E. Barton
                              Secretary


Subscribed and sworn to
before me this 26th day of
September, 1996


/s/ NOTARY PUBLIC
     Notary Public